Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Reliance Steel & Aluminum Co. Announces Amended and Restated $1.5 Billion Credit Facility and New $500 Million Term Loan

Los Angeles, CA — April 5, 2013 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has amended and restated its existing $1.5 billion unsecured revolving credit facility and raised $500 million in a new term loan. The credit agreement has a term of five years, expiring April 4, 2018 and includes an increase option of the revolving credit facility for up to an additional $500 million. Both facilities allow for prepayments.

David H. Hannah, Chairman and CEO of Reliance said, “These financing transactions are a significant step in obtaining the financing necessary to complete our previously announced acquisition of Metals USA that we expect to close in the 2013 second quarter.  The bank markets remain favorable and we are happy with the pricing and other terms under the new facility. We appreciate the continued support of the syndicate of 26 banks involved in our credit facility.”

Bank of America N.A. is the Administrative Agent and JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association are Co-Syndication Agents.  Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC were the Joint Lead Arrangers and Joint Book Managers.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 240 locations in 38 states and ten

350 South Grand Avenue, Suite 5100 I Los Angeles CA 90071 I Phone: 213-687-7700 I Fax: 213-687-8792 I www.rsac.com countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2012 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2012.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400

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